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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Obagi Medical Products, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OBAGI MEDICAL PRODUCTS, INC.

310 Golden Shore
Long Beach, California 90802

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 10, 2008

        The 2008 annual meeting of stockholders (the "Annual Meeting") of Obagi Medical Products, Inc. (the "Company" or "Obagi") will be held on June 10, 2008 at 10:00 a.m. local time at the Westin Long Beach, Melbourne Room, 333 East Ocean Blvd., Long Beach, California 90802. The Annual Meeting is being held for the following purposes, as more fully described in the accompanying Proxy Statement:

        1.     To elect seven directors to hold office until the year 2009 Annual Meeting of Stockholders and until their successors are elected and qualified.

        2.     To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008.

        3.     To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

        Only stockholders of record at the close of business on April 23, 2008 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company's offices at 310 Golden Shore, Long Beach, California 90802 for at least 10 days prior to the meeting, and will also be available for inspection at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS
STEVEN R. CARLSON Chief Executive Officer

Long Beach, California
May 9, 2008

YOUR VOTE IS IMPORTANT!

        You are cordially invited to attend the Annual Meeting. However, to ensure that your shares are represented at the meeting, please submit your proxy or voting instructions (1) over the Internet or (2) by mail, using the return envelope provided. Please see the instructions on the proxy and voting instruction card. Submitting a proxy or voting instructions will not prevent you from attending the Annual Meeting and voting in person, if you so desire, but will help the Company secure a quorum and reduce the expense of additional proxy solicitation.

Obagi Medical Products, Inc.
310 Golden Shore
Long Beach, CA 90802
(562) 628-1007

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

        Obagi Medical Products, Inc. (the "Company" or "Obagi") is furnishing this Proxy Statement and the enclosed proxy in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Stockholders to be held on June 10, 2008, at 10:00 a.m. local time, at the Westin Long Beach, Melbourne Room, 333 East Ocean Blvd., Long Beach, California 90802 and at any adjournments thereof (the "Annual Meeting"). These materials, together with the Company's Annual Report to Stockholders, are being mailed to stockholders on or about May 9, 2008.

        Only holders of the Company's common stock as of the close of business on April 23, 2008 (the "Record Date") are entitled to vote at the Annual Meeting. Stockholders who hold shares of the Company in "street name" may vote at the Annual Meeting only if they hold a valid proxy from their broker. As of the Record Date, there were approximately 22,649,954 shares of common stock outstanding.

        A majority of the outstanding shares of common stock entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the meeting. Stockholders of record who are present at the meeting in person or by proxy and who abstain from voting, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, will be included in the number of shares of stock present at the meeting for purposes of determining whether a quorum is present.

        Each stockholder of record is entitled to one vote at the Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders do not have cumulative voting rights. Stockholders may vote their shares by using the proxy card enclosed with this Proxy Statement. All proxy cards received by the Company that are properly signed and have not been revoked will be voted in accordance with the instructions contained in the proxy cards. If a signed proxy card is received which does not specify a vote or an abstention, the shares represented by that proxy card will be voted FOR the nominees to the Board of Directors listed on the proxy card and in this Proxy Statement and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008. The Company is not aware, as of the date hereof, of any matters to be voted upon at the Annual Meeting other than those stated in this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy card gives discretionary authority to the persons named as proxies to vote the shares represented by the proxy card in their discretion.

        Under Delaware law and the Company's Amended and Restated Certificate of Incorporation and Bylaws, if a quorum exists at the meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "Withhold authority" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "Abstain" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

        For shares held in "street name" through a broker or other nominee, the broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if stockholders do not give their broker or nominee specific instructions, their shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such "broker non-votes" will, however, be counted in determining whether there is a quorum.

        There are three different ways to vote your shares:

        By Internet:    You may submit a proxy or voting instructions over the Internet any time prior to June 9, 2008, the day before the Annual Meeting, by going to www.voteproxy.com following the instructions to create an electronic ballot. If your shares are held in street name, please consult with your broker, bank or nominee if you have any questions regarding the electronic voting of shares held in street name. The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law.

        By Mail:    If you received your proxy materials via the U.S. mail, you may complete, sign and return the accompanying proxy and voting instruction card in the postage-paid envelope provided.

        In Person:    If you are a stockholder as of the Record Date, you may vote in person at the Annual Meeting. Submitting a proxy will not prevent a stockholder from attending the Annual Meeting and voting in person.

        A stockholder of record may revoke a proxy at any time before it is voted at the Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of the Company at 310 Golden Shore, Long Beach, California 90802 or (b) attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not revoke a proxy unless the stockholder actually votes in person at the meeting.

        The proxy card accompanying this Proxy Statement is solicited by the Board of Directors of the Company. The Company will pay all of the costs of soliciting proxies. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies personally, or by telephone, without receiving additional compensation. The Company, if requested, will also pay brokers, banks and other fiduciaries who hold shares of common stock for beneficial owners for their reasonable out-of-pocket expenses of forwarding these materials to stockholders.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

        The name, age and year in which the term expires of each member of the Board of Directors of the Company is set forth below:

Name	Age	Position	Term Expires on the Annual Meeting held in the Year
Steven R. Carlson	51	Chief Executive Officer, President and Director	2008
Albert J. Fitzgibbons III	62	Chairman of the Board of Directors	2008
John A. Bartholdson	37	Director	2008
John H. Duerden	67	Director	2008
Edward A. Grant	58	Director	2008
Albert F. Hummel	63	Director	2008
Ronald P. Badie	65	Director	2008

        At the Annual Meeting, the stockholders will vote on the election of all seven directors to serve for a one-year term until the annual meeting of stockholders in 2009 and until their successors are elected and qualified. All directors will hold office until the annual meeting of stockholders at which their terms expire and the election and qualification of their successors.

NOMINEES AND CONTINUING DIRECTORS

        The following individuals have been nominated for election to the Board of Directors:

        Steven R. Carlson has served as our Chief Executive Officer and President since July 2005 and one of our directors since May 2006. From March 2005 until July 2005, he served as our President. Prior to joining us, Mr. Carlson held senior executive positions with several start-up ventures including ReVance Therapeutics (formerly Essentia Biosystems) from 2004 to 2005, and Orquest Inc. (acquired by Johnson and Johnson) from 1995 to 2003. Mr. Carlson began his career with 15 years at Allergan, where his management experience included Senior Vice President of Marketing and General Manager responsible for building the Botox Global business from 1987 to 1995. Mr. Carlson received his B.S. in biology and chemistry from the University of Minnesota.

        Albert J. Fitzgibbons III has served on our Board of Directors since September 2004 and as Chairman of our Board since August 2006. Mr. Fitzgibbons is a partner and a director of Stonington Partners, Inc., a position that he has held since 1993, and a partner and a director of Stonington Partners, Inc., II. He has also served as a director of Merrill Lynch Capital Partners, Inc., or MLCP, a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co., and as a consultant to MLCP. He was also a partner of MLCP and Executive Vice President of MLCP. Mr. Fitzgibbons also was a Managing Director of the investment banking division of Merrill Lynch & Co. He is also currently a director of Merisel, Inc., a publicly traded provider of visual and brand imaging services. Mr. Fitzgibbons received his B.A. from Boston College and his M.B.A. from Columbia University.

        John A. Bartholdson has served on our Board of Directors since June 2000. He has been a partner and director of Stonington Partners, Inc. since April 2006, having previously served as a principal since August 1999 and as an associate starting in June 1997. He has also been a partner and a director of Stonington Partners, Inc. II since April 2006. From 1994 to 1995 he worked for Stonington Partners as an analyst. From 1992 to 1994, Mr. Bartholdson worked for Merrill Lynch Capital Partners, Inc., a private investment firm that is a wholly-owned subsidiary of Merrill Lynch & Co. Mr. Bartholdson is a director of several privately held companies. Mr. Bartholdson received his B.A. from Duke University and his M.B.A. from the Stanford Graduate School of Business.

        John H. Duerden has served on our Board of Directors since December 2007. In March 2006, Mr. Duerden founded the Chrysallis Group, a consulting group targeted at the development and renewal of brands. From August 2002 until October 2005, Mr. Duerden was a senior executive with Invensys plc. a British engineering conglomerate. Mr. Duerden also served as Chairman and Chief Executive Officer of Dictaphone Corporation, a producer of sound recording devices, from June 1995 until its sale to Lernout and Hauspie in May 2000. Mr. Duerden was appointed Chief Executive Officer of Lernout & Hauspie in August 2000 and served briefly as Chief Executive Officer until January 2001, and supervised its filing for protection under Chapter 11 in December of 2000. From February 1990 through April 1995, Mr. Duerden served as President and Chief Operating Officer of Reebok International, a producer of athletic footwear, apparel, and accessories. Between October 1988 and February 1990, Mr. Duerden was Managing Director of Reebok's International Division. Mr. Duerden also served as non executive director on the board of directors of Sunglass Hut International, a major retailer of sunglasses and watches, from 1992 until its sale in 2001, and on the board of Telewest, a major UK cable company, from 2004 until its merger with NTL in 2006.

        Edward A. Grant has served on our Board of Directors since November 2005. He is a principal and practice director at Arthur Andersen LLP. He has been a professional at Andersen for more than thirty years. He was an audit partner with the firm for sixteen years, serving as the auditor to several public companies, including companies in the health care industry. Mr. Grant is a member of the board of directors of Merisel, Inc. and the chair of its audit committee. Mr. Grant received his bachelor's and two master's degrees from the University of Wisconsin-Madison and became a CPA in 1976. He is a past member of the American Institute of Certified Public Accountants and the Illinois Certified Public Accountants Society and has served on several civic boards.

        Albert F. Hummel has served on our Board of Directors since November 2005. Mr. Hummel has served as Chief Executive Officer of Pentech Pharmaceuticals Inc., a product development company, since 1998. From 1994 until 1998, Mr. Hummel was a co-founder and general partner of Affordable Residential Communities LLC. Since 1986, he has served as a director of Watson Pharmaceuticals Inc. and was its Chief Financial Officer from October 1991 until December 1994. Mr. Hummel was co-founder of Bradley Hummel Inc., a NYSE firm, and began his career at Merrill Lynch & Co in 1970 as a member of the investment banking group.

        Ronald P. Badie has served on our Board of Directors since November 2006. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as Vice Chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm's investment banking subsidiary. Deutsche Bank is an international financial services provider. Over the years, Mr. Badie held a variety of senior level positions with the firm, in both New York and Los Angeles. Mr. Badie currently serves as a director of Amphenol Corporation, Merisel, Inc., and Nautilus, Inc. and is a trustee of The Endowments, an investment fund for non-profit organizations. Mr. Badie is a graduate of Bucknell University and received an MBA from New York University's Stern School of Business.

EXECUTIVE OFFICERS

        Stephen A. Garcia has served as our Chief Financial Officer since July 2005. Mr. Garcia joined us as the director of finance in July 2003 and was promoted to Vice President of Finance in November 2004. Prior to that, Mr. Garcia served as the Chief Financial Officer of Universal Broadband Communications from 2002 to 2003 and the Chief Financial Officer of CCC GlobalCom Corp. from 2001 to 2002. CCC GlobalCom Corp.'s two subsidiaries filed for bankruptcy in December 2003 and January 2004. Mr. Garcia served as the Chief Financial Officer of Incomnet Communications Corp from 1999 to 2001. Prior to that, Mr. Garcia served in senior and mid-level financial management positions for Incomnet Communications Corp., Melles Griot, Inc. and Focus/MRI, Inc. from 1991 to 1998. Mr. Garcia began his career in 1987 with Deloitte & Touche, LLP. Mr. Garcia is a CPA and received his B.S. in accounting from the University of Southern California. On March 24, 2008, Mr. Garcia tendered his resignation effective on July 15, 2008.

        David Goldstein has served as our Executive Vice President, Global Sales and Field Marketing since January 2004. He joined us as director of sales for the United States in October 1999. From 1991 to 1999, Mr. Goldstein served in sales management positions for Allergan. Prior to that, Mr. Goldstein worked with Johnson & Johnson, where he served in various sales positions with a particular focus on dermatology products such as Retin-A. Prior to beginning his career in sales, Mr. Goldstein served for four years in the United States Marine Corps, earning a Navy Commendation of Meritorious service. Mr. Goldstein received his B.S. in economics and M.B.A. from National University of San Diego.

        Judith C. Hattendorf has served as our Senior Vice President, Product Development since November 2004. She joined us as general manager for the United Kingdom in September 2000. Prior to joining us, Ms. Hattendorf served as Vice President Human Resources at Duramed Pharmaceuticals (acquired by Barr Laboratories), a company focused on developing hormone replacement therapy and oral contraceptive products, where she was responsible for business development for their European branch. Ms. Hattendorf has over 15 years experience working in major hospitals, including positions as the director of critical care services and women's health programs. Ms. Hattendorf received her B.A. from Xavier University in Cincinnati, Ohio and her R.N. from the City University of New York.

        Richard J. Kozloski has served as our Vice President, Marketing and Dermatology since July 2006. Prior to joining us, Mr Kozloski served 15 years in various marketing management positions for Allergan, Inc. Mr. Kozloski was involved in the development of newly formed divisions within Allergan which included the Medical Marketing program in dermatology, Botox® Cosmetic, and Strategic Marketing in Facial Aesthetics. Mr. Kozloski received is B.A. from the Pennsylvania State University in Finance and Economics.

        There are no family relationships among any of the Company's directors or executive officers.

CORPORATE GOVERNANCE

        The Company's Board of Directors met eight times during fiscal 2007 and action was taken via unanimous written consent seven times. The audit committee met ten times, the compensation committee met ten times and took action via unanimous written consent three times, the nominating committee met twice. During fiscal 2007, each member of the Board attended 75% or more of the aggregate of (i) the total number of Board meetings held during the period of such member's service and (ii) the total number of meetings of Committees on which such member served, during the period of such member's service.

        Last year, all of our directors attended our annual meeting. We have a policy of encouraging all directors to attend the annual stockholder meetings, and we expect all of our directors to attend the 2008 Annual Meeting.

Board Independence

        The Board of Directors has determined that Messrs. Grant, Badie, Duerden and Hummel are "independent" under the rules of the Nasdaq Stock Market. Although Nasdaq rules require that a majority of the Board of Directors be independent, under special phase-in rules applicable to new public companies, the Company had until December 13, 2007 (one year from the effective date of the Company's initial public offering) to comply with the majority Board independence requirements. The Company has complied with this requirement. Under applicable Securities and Exchange Commission ("SEC") and Nasdaq rules, the existence of certain "related party" transactions above certain thresholds between a director and the Company are required to be disclosed and preclude a finding by the Board that the director is independent. In addition to transactions required to be disclosed under SEC rules, the Board is required to consider whether there are other transactions, arrangements or relationships, even if not specifically disclosable under the SEC rules, that might impact a director's ability to exercise independent judgment on behalf of the Company. Our Board has determined that there were no such transactions, arrangements or relationships with respect to its independent directors.

Board Committees

        The Board of Directors has standing audit, compensation and nominating/corporate governance committees.

        Audit Committee. The audit committee currently consists of Messrs. Grant (Chairman), Badie and Hummel. The Board has determined that Messrs. Badie, Grant and Hummel are independent directors and meet the eligibility standards for audit committee service under the rules of the Nasdaq Stock Market. The Board has determined that Mr. Grant qualifies as an "audit committee financial expert" as defined by the rules of the SEC. The Board determined that Mr. Bartholdson is not an independent director because he is a partner of Stonington Partners, Inc. and the Company made payments to

Stonington Partners, Inc. or its affiliates for property and services during one or more of the last three fiscal years that exceeded the greater of 5% of Stonington Partners, Inc.'s consolidated gross revenues for such year, or $200,000, and such payments did not fall into an excepted category. Mr. Bartholdson was a member of the audit committee prior to the Company's initial public offering and while a search for a qualified independent member was being conducted, the Board retained him on the audit committee because of his financial expertise and knowledge of the Company, despite his not being independent. In general, Nasdaq requires that the audit committee be comprised only of independent directors. However, pursuant to the phase-in rules of the Nasdaq Stock Market, Mr. Bartholdson could remain on the audit committee until December 13, 2007, one year from the effective date of the Company's initial public offering. Mr. Bartholdson resigned from the audit committee on December 12, 2007.

        The purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the audit committee include appointing and approving the compensation of the independent registered public accounting firm to conduct the annual audit of our financial statements, reviewing the scope and results of the independent audits, reviewing and evaluating internal accounting policies, overseeing the work of the independent registered public accounting firm, and approving all professional services to be provided to the Company by its independent registered public accounting firm.

        Compensation Committee. The compensation committee currently consists of Messrs. Badie (Chairman), Hummel, and Grant. The Board has determined that Messrs. Badie, Hummel and Grant are independent under the rules of the Nasdaq Stock Market. The Board determined that Mr. Fitzgibbons is not an independent director because he is a partner of Stonington Partners, Inc. and the Company made payments to Stonington Partners, Inc. or its affiliates for property and services during one or more of the last three fiscal years that exceeded the greater of 5% of Stonington Partners, Inc.'s consolidated gross revenues for such year, or $200,000, and such payments did not fall into an excepted category. Mr. Fitzgibbons was a member of the compensation committee prior to the Company's initial public offering and while a search for a qualified independent member was being conducted, the Board retained him on the compensation committee because of his knowledge of the Company and its past compensation practices despite his not being independent. In general, Nasdaq requires that the compensation committee be comprised only of independent directors. However, pursuant to the phase-in rules of the Nasdaq Stock Market, Mr. Fitzgibbons could remain on the compensation committee until December 13, 2007, one year from the effective date of the Company's initial public offering. Mr. Fitzgibbons resigned from the compensation committee on December 12, 2007.

        The primary duties and responsibilities of the compensation committee are to oversee our overall compensation structure, policies and practices, and assess whether our compensation structure establishes appropriate incentives for management and employees, to administer our incentive-compensation and equity-based compensation plans, to review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer and set the compensation of other executive officers, officers, employees, consultants and advisors, to review the performance of such individuals in order to determine appropriate compensation, and to prepare an annual report to the Company's stockholders on executive compensation and review the Company's Compensation Discussion and Analysis. The compensation committee may delegate its authority to set the compensation of non-officer employees and consultants to officers and other appropriate Company supervisory personnel. The Chief Executive Officer makes recommendations to the compensation committee regarding appropriate goals and objectives relevant to the compensation and performance of the other executive officers.

        The compensation committee has the authority to select and engage, at the Company's expense, such outside consultants, legal counsel and other advisors as it determines necessary and advisable to assist it in the performance of its functions, including the sole authority to retain and terminate any compensation consultant and to approve the consultant's fees and other retention terms. In November 2007, the compensation committee retained a national executive compensation consultant firm, the Compensation Venture Group, Inc., or Compensation Venture Group. Other than the Compensation Venture Group, the compensation committee has not retained any other outside consultants, legal counsel or other advisors. For further discussion regarding the compensation committee's role and the Compensation Venture Group's role in compensation of our executive officers, see "Compensation Discussion and Analysis" below.

        Nominating/Corporate Governance Committee. The nominating/corporate governance committee currently consists of Messrs. Hummel (Chairman), Badie and Duerden. Messrs. Hummel, Badie and Duerden are independent directors under the rules of the Nasdaq Stock Market. The nominating committee's responsibilities include recommending to the Board of Directors nominees for possible election to the Board of Directors, recommending directors to the Board of Directors for appointment to its committees and providing oversight with respect to corporate governance. The Board determined that Bradley J. Hoecker was not an independent director because he is a partner of Stonington Partners, Inc. and the Company made payments to Stonington Partners, Inc. or its affiliates for property and services during one or more of the last three fiscal years that exceeded the greater of 5% of Stonington Partners, Inc.'s consolidated gross revenues for such year, or $200,000, and such payments did not fall into an excepted category. Mr. Hoecker was a member of the nominating/corporate governance committee prior to the Company's initial public offering and while a search for a qualified independent member was being conducted, the Board retained him on the nominating/corporate governance committee because of his knowledge of the Company and its industry despite his not being independent. In general, Nasdaq requires that the nominating/corporate governance committee be comprised only of independent directors. However, pursuant to the phase-in rules of the Nasdaq Stock Market, Mr. Hoecker could remain on the nominating/corporate governance committee until December 13, 2007, one year from the effective date of the Company's initial public offering. Mr. Hoecker resigned from the nominating/corporate governance committee on December 12, 2007.

        Charters for the Company's audit committee, compensation committee and nominating/corporate governance committee are posted on the Company's website at: www.obagi.com.

DIRECTOR NOMINATIONS

        Criteria for Board Membership. In selecting candidates for appointment or re-election to the Board, the nominating/corporate governance committee, or the nominating committee, considers the appropriate balance of experience, skills and characteristics required of the Board of Directors, and seeks to insure that at least a majority of the directors will be independent under the rules of the Nasdaq Stock Market on or before the date required by such rules, and that members of the Company's audit committee meet the financial literacy and sophistication requirements under the rules of the Nasdaq Stock Market and at least one of them qualifies as an "audit committee financial expert" under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of the Company's business environment, and willingness to devote adequate time to Board duties.

        Stockholder Nominees. The nominating committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the nominating committee c/o the Secretary of the Company and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the names and addresses of the stockholders making the nomination and the number of shares of the Company's common stock which are owned beneficially and of record by such stockholders; and (c) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in the Bylaws of the Company and under the caption, "Stockholder Proposals for 2009 Annual Meeting" below.

        Process for Identifying and Evaluating Nominees. The nominating committee believes the Company is well-served by its current directors. In the ordinary course, absent special circumstances or a material change in the criteria for Board membership, the nominating committee will re-nominate incumbent directors who continue to be qualified for Board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the Board occurs between annual stockholder meetings, the nominating committee will seek out potential candidates for Board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of the Board, senior management of the Company and, if the nominating committee deems appropriate, a third-party search firm. The nominating committee will evaluate each candidate's qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the nominating committee. Candidates meriting serious consideration will meet with all members of the Board. Based on this input, the nominating committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the Board that this candidate be appointed to fill a current vacancy on the Board, or presented for the approval of the stockholders, as appropriate. The nominating committee has not retained any outside consultants, legal counsel and other advisors.

        The Company has never received a proposal from a stockholder to nominate a director. Although the nominating committee has not adopted a formal policy with respect to stockholder nominees, the committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above.

        Board Nominees for the 2008 Annual Meeting. All of the nominees listed in this Proxy Statement, with the exception of Mr. Duerden, are current directors standing for re-election by our stockholders. One of the current directors recommended Mr. Duerden to the nominating committee, and Mr. Duerden was appointed by the Board in December 2007.

COMMUNICATIONS WITH DIRECTORS

        Complaints regarding the Company's accounting, internal accounting controls or auditing matters can either be reported directly to the Chief Financial Officer or the Chairman of the Audit Committee by writing to Obagi Medical Products, Inc., Attn: Chief Financial Officer or the Chairman of the Audit Committee, 310 Golden Shore, Suite 100, Long Beach, CA, 90802, or submitted through the Company's confidential and anonymous electronic and phone hotline administered by a third party by visiting our website at www.obagi.com or calling (800) 792-8089.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Fitzgibbons, Hummel, Badie and Grant served on the compensation committee during the year ended December 31, 2007. None of these directors is, or has ever been, an officer or employee of the Company or any of its subsidiaries. None of these directors had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K—Certain Relationships and Related Transactions, except for Mr. Fitzgibbons, whom the Board determined is not an independent director because he is a partner of Stonington Partners, Inc. and the Company made payments to Stonington Partners, Inc. or its affiliates for property and services during one or more of the last three fiscal years that exceeded the greater of 5% of Stonington Partners, Inc.'s consolidated gross revenues for such year, or $200,000, and such payments did not fall into an excepted category. Mr. Fitzgibbons was a member of the compensation committee prior to the Company's initial public offering and while a search for a qualified independent member was being conducted, the Board retained him on the compensation committee because of his knowledge of the Company and its past compensation practices despite his not being independent. In general, Nasdaq requires that the compensation committee be comprised only of independent directors. However, pursuant to the phase-in rules of the Nasdaq Stock Market, Mr. Fitzgibbons could remain on the compensation committee until December 13, 2007, one year from the effective date of the Company's initial public offering. Mr. Fitzgibbons resigned from the compensation committee on December 12, 2007. During the year ended December 31, 2007, no executive officer of the Company served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, one of whose executive officers also served on the compensation committee or Board of Directors of the Company. No interlocking relationship exists, or in the past fiscal year has existed, between any member of our compensation committee and any member of any other company's board of directors or compensation committee.

CODE OF ETHICS

        The Company has adopted a code of ethics that applies to all officers and employees, including its principal executive officer, principal financial officer and controller. Any material changes made to the Code of Ethics or any waivers granted to any of our directors and executive officers will be publicly disclosed by the filing of a Current Report on Form 8-K within four business days of such material change or waiver. A copy of our Code of Ethics is available on our website at www.obagi.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

        The following table sets forth information regarding ownership of the Common Stock as of April 4, 2008 or earlier date for information based on filings with the SEC by (a) each person known to the Company to own more than 5% of the outstanding shares of the Common Stock, (b) each director and nominee for director of the Company, (c) the Company's chief executive officer, chief financial officer and each other executive officer named in the compensation tables appearing later in this Proxy Statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other reliable information.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class
Five percent stockholders:
Stonington Capital Appreciation 1994 Fund, L.P(3) 540 Madison Avenue New York, NY 10022	4,722,285	20.8%
Zein and Samar Obagi Family Trust(4) 270 N. Canon Drive Beverly Hills, CA 90210	2,138,767	9.4%
North Pointe Capital, LLC(5) 101 W. Big Beaver, Suite 745 Troy, MI 48084	1,807,845	8.0%
Visium Asset Management, LP(6) 950 Third Avenue New York, NY 10022	1,552,492	6.9%
Copper Rock Capital Partners, LLC(7) 200 Clarendon Street, 51st Floor Boston, MA 02116	1,382,396	6.1%
Artisan Partners Limited Partnership(8) 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	1,360,100	6.0%
Oberweis Asset Management(9) 3333 Warrenville Road, Suite 500 Lisle, IL 60532	1,213,140	5.4%
Executive Officers and Directors:
Ronald P. Badie(10)	3,562	*
Steven R. Carlson(11)	301,347	1.3%
Stephen A. Garcia(12)	51,945	*
David Goldstein(13)	97,640	*
Judith C. Hattendorf(14)	41,390	*
Richard J. Kozloski(12)	13,334	*
John A. Bartholdson(15)(16)	2,563	*
Albert J. Fitzgibbons III(15)(16)	2,563	*
Edward A. Grant(17)	5,812	*
John H. Duerden(18)	1,779	*
Albert F. Hummel(17)	5,812	*
Curtis A. Cluff	62,500	*
All officers and directors as a group (12 persons)(15)(19)	590,247	2.6%

*
Less than 1%.

(1)
Unless otherwise indicated, the address of each of the named individuals is c/o Obagi Medical Products Inc, 310 Golden Shore, Long Beach, CA 90802

(2)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after April 4, 2008. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown. Unless otherwise noted, none of the shares shown as beneficially owned on this table are subject to pledge.

(3)
Stonington Capital Appreciation 1994 Fund, L.P., or the Stonington Fund, is the record holder of 4,722,285 shares of common stock. The Stonington Fund is a Delaware limited partnership whose limited partners consist of certain institutional investors, formed to invest in corporate acquisitions organized by Stonington Partners, Inc. Stonington Partners, L.P., a Delaware limited partnership, is the general partner in the Stonington Fund with a 1% economic interest. Except for such economic interest, Stonington Partners, L.P. disclaims beneficial ownership of the shares set forth above. Stonington Partners, Inc. II is the general partner of, with a 1% interest in, Stonington Partners, L.P. Except for such economic interests, Stonington Partners, Inc. II disclaims beneficial ownership of the shares set forth above. Pursuant to a management agreement with the Stonington Fund, Stonington Partners, Inc. has full discretionary authority with respect to the investments of the Stonington Fund, including the authority to make and dispose of such investments. Furthermore, Stonington Partners, Inc. has a 1% economic interest in Stonington Partners, L.P. Stonington Partners, Inc. disclaims beneficial ownership of the shares set forth above. Messrs. Bartholdson and Fitzgibbons, together with James J. Burke, Bradley J. Hoecker and Alexis P. Michas, serve on the board of directors of Stonington Partners, Inc., which has voting and dispositive authority for the Stonington Fund. The address for each of the entities listed in this footnote, as well as Stonington management included in the table above, is c/o Stonington Partners, Inc., 540 Madison Avenue, New York, NY 10022. Information regarding these shares is based on the Schedule 13G filed by the Stonington Fund with the SEC on February 12, 2008.

(4)
Dr. Zein Obagi, our former Executive Medical Director and former member of our Board, is Trustee of the Zein and Samar Obagi Family Trust. As Trustee, Dr. Obagi holds sole voting and investment authority over the shares.

(5)
Information regarding these shares is based on the Schedule 13G filed by North Pointe Capital, LLC with the SEC on February 14, 2008. These securities reported herein are beneficially owned by one or more open end investment companies or other managed accounts which are advised by North Pointe Capital, LLC, a registered investment advisor.

(6)
Information regarding these shares is based on the Schedule 13G filed by Visium Asset Management, LP with the SEC on March 20, 2008. By virtue of its position as investment manager to pooled investment funds, Visium Asset Management, LP may be deemed to beneficially own the 1,552,492 shares of common stock beneficially owned by the pooled investment vehicles. By virtue of its position as General Partner to Visium Asset Management, LP, JG Asset, LLC may be deemed to beneficially own the 1,552,492 shares of common stock beneficially owned by Visium Asset Management, LP. By virtue of his position as Managing Member of JG Asset, LLC, Jacob Gottlieb may be deemed to beneficially own the 1,552,492 shares of common stock beneficially owned by JG Asset, LLC.

(7)
Information regarding these shares is based on the Schedule 13G filed by Copper Rock Capital Partners, LLC with the SEC on February 7, 2008.

(8)
Information regarding these shares is based on the Schedule 13G filed by Artisan Partners Limited Partnership ("Artisan Partners") with the SEC on February 13, 2008. Artisan Partners is an investment advisor registered under section 203 of the Investment Advisors Act of 1940: Artisan Investment Corporation is the general partner of Artisan Partners; ZFIC, Inc. is the sole stockholder of Artisan Investment Corporation; and Mr. Ziegler and Ms. Ziegler are the principal stockholders of ZFIC, Inc.

(9)
Information regarding these shares is based on the Schedule 13G filed by Oberweis Asset Management, Inc. with the SEC on February 14, 2008. Oberweis Asset Management, Inc. serves as investment advisor to The Oberweis Funds (the "Fund"). Various of Oberweis Asset Management, Inc.'s shareholders and employees are also officers and trustees of the Fund, but Oberweis Asset Management, Inc. does not consider the Fund to be controlled by such persons. Although the Fund is not controlled by Oberweis Asset Management, Inc., pursuant to Rule 13d-3(a) the 231,400 shares beneficially owned by the Fund, with respect to which the Fund has delegated to Oberweis Asset Management, Inc. voting power and dispositive power, are considered to be shares beneficially owned by Oberweis Asset Management, Inc. by reason of such delegated powers. In addition to the shares beneficially owned by the Fund, other clients of Oberweis Asset Management, Inc. may own shares which are not included in the aggregated number of shares reported herein because Oberweis Asset Management, Inc. does not have or share voting or investment power over those shares.

(10)
Mr. Badie joined our Board on November 14, 2006. Includes 834 shares of restricted stock which are no longer subject to forfeiture one year from the date of grant which was June 7, 2007.

(11)
Includes 790 shares of common stock purchased by Steve Carlson's wife. Remaining amount are shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 4, 2008.

(12)
Consists solely of shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 4, 2008.

(13)
Includes 67,640 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 4, 2008.

(14)
Includes 35,390 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 4, 2008.

(15)
Excludes shares held by the Stonington Fund of which Mr. Fitzgibbons and Mr. Bartholdson may be deemed to be beneficial owners as a result of their ownership of Stonington Partners, L.P. Mr. Fitzgibbons and Mr. Bartholdson disclaim beneficial ownership in these shares.

(16)
Consists solely of shares of restricted stock which are no longer subject to forfeiture one year from the date of grant which was June 7, 2007.

(17)
Includes 1,023 shares of restricted stock which are no longer subject to forfeiture one year from the date of grant which was June 7, 2007.

(18)
Consists solely of shares of restricted stock which are no longer subject to forfeiture one year from the date of grant which was December 12, 2007.

(19)
Includes 399,421 shares issuable upon exercise of outstanding options that are immediately exercisable or exercisable within 60 days of April 4, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Zein E. Obagi, M.D. and affiliated parties

2006 Agreement

        On June 29, 2006, we entered into an agreement with Zein Obagi, M.D., our former executive medical director and Board member and currently one of our principal stockholders, Zein E. Obagi, MD Inc., Samar Obagi, the Zein and Samar Obagi Family Trust and Skin Health Properties, Inc. The agreement provides that Dr. Obagi (and his affiliates that entered into the agreement, including Zein E. Obagi, MD Inc., or Obagi Inc.) and/or Skin Health Properties (an entity controlled by Dr. Obagi and his affiliates) will promote and provide services to support the marketing of our products, including the oversight of property we are leasing in Beverly Hills, California. Additionally, Dr. Obagi (and his affiliates that entered into the agreement) will be available to advise and assist us in the formulation and clinical testing of new products on a retainer basis, and he will also provide training and/or education seminars on a fee basis and participate in at least one clinical study per year. We have agreed to pay Obagi Inc. an annual retainer of $570,000 for the advising and formulating services and the marketing and support services described above, as well as for Dr. Obagi's agreement to chair an annual Obagi Skin Health Alumni Symposium and up to two clinical advisory meetings per year. In addition, we have agreed to pay Obagi Inc. an annual fee of $200,000 for the first two years of the agreement for the development of Proderm products. At the end of the two years, we have an option to continue marketing the Proderm products, in which case we will pay Obagi Inc. an annual royalty payment of the greater of $200,000 or 5% of our net revenues from the sales of the Proderm products. We will also pay Obagi Inc. royalty fees for developing other products identified in the agreement equal to 5% of our net revenues from sales of those products. We have agreed to pay the following additional fees and expenses for services under the agreement:

  •
  $5,000 per day for each day of training and education seminars for services provided by Dr. Obagi on behalf of Obagi Inc. outside of Dr. Obagi's practice and $2,500 per day for each day of training and education seminars for services provided by Dr. Obagi on behalf of Obagi Inc. within Dr. Obagi's practice;

  •
  $2,500 per patient completed for clinical studies in which Dr. Obagi participates for clinical testing of products not already covered by the agreement;

  •
  reimbursement of travel expenses when no training is conducted; and

  •
  50% of all invoiced commercially reasonable marketing design and development expenses associated with the opening of the property in Beverly Hills, not to exceed $100,000.

        Under the 2006 Agreement, during the year ended December 31, 2006, we paid or accrued payables to Dr. Obagi (i) $285,000 in retainer fees, (ii) $100,000 in fees for the development of Proderm products, and (iii) $80,000 in marketing design, and development expenses associated with the opening of the Beverly Hills property. During the year ended December 31, 2007, we paid or accrued payables to Dr. Obagi (i) $570,000 in retainer fees and (ii) $200,000 in fees for development of Proderm products.

        We have also agreed to indemnify Dr. Obagi and his affiliates for any claims against our products, or any claims arising out of our acts or omissions or any breach of warranties given by us in the agreement.

        Under the agreement, we have been granted a perpetual, royalty-free, non-exclusive license to all accounts, customer lists and other customer information and data (subject to Federal and state privacy laws) regarding Obagi Inc.'s customers, as well as a non-exclusive license to use and reproduce the marketing materials produced by Obagi Inc. and/or Skin Health Properties. We granted to Obagi Inc. and/or Skin Health Properties a limited, non-exclusive, irrevocable license for the use of certain of our trademarks, as well as a non-exclusive license to use and reproduce the marketing materials designated by us from time to time for the promotion and marketing services being provided under the agreement.

        Under the agreement, the maximum discount that we provide to independent third-party physicians in the United States will apply to all products distributed by us that are supplied by us to Obagi Inc. and/or Skin Health Properties in connection with the promotion and marketing services under the agreement, as well as those supplied to Obagi Inc. in connection with Dr. Obagi's practice within the United States.

        Unless otherwise terminated in accordance with its terms, the agreement's initial term is five years, and it may be renewed for additional terms upon the mutual consent of the parties upon six months' written notice prior to the end of the initial term.

2006 Separation, release and non-compete agreement

        In connection with the 2006 Agreement with Dr. Obagi described above, we entered into a separation and release agreement with Dr. Obagi effective as of June 29, 2006. Under the agreement, Dr. Obagi agreed to voluntarily resign as one of our officers and directors. Additionally, in connection with the agreement, we made a lump sum payment to Dr. Obagi in the amount of $368,057. As part of the agreement, Dr. Obagi has also agreed to certain non-competition and non-solicitation restrictions. Dr. Obagi's obligations pursuant to this agreement survive for a period of five years from the execution date of the agreement.

2006 Lease agreement and letter agreement

        In connection with the 2006 Agreement with Dr. Obagi described above, we entered into a lease agreement for the Beverly Hills property described above and a letter agreement with Skin Health Properties (an entity controlled by Dr. Obagi and his affiliates) as landlord dated June 29, 2006. The lease has a term of five years beginning August 1, 2006 and can be extended or terminated earlier under the terms of the lease. The base rent under the lease is $87,000 per year, and is being raised at a rate of 3.5% per year thereafter.

        The letter agreement in connection with the lease with Skin Health Properties relates to leasehold improvements and prepayment of rent. Under the letter agreement, Skin Health Properties acknowledges that we have paid approximately $2.2 million in respect of leasehold improvements and prepaid rent under the lease and we will not be required to pay any additional amounts for leasehold improvements.

        On January 9, 2008, we entered into an Assignment Agreement with ZSO, LP, an affiliate of Dr. Obagi, whereby the Company assigned its rights under a construction contract associated with the Company's leased space for its marketing and training center. In conjunction with the Assignment Agreement, we also entered into an Indemnification Agreement with Dr. Obagi, and his affiliates, Zein E. Obagi, M.D., Inc., Samar Obagi, the Zein and Samar Obagi Family Trust, Skin Health Properties, Inc., and ZSO, LP, which provides for approximately $340,000 to be placed in escrow in exchange for an indemnification for any liability arising from the underlying construction contract. Under the terms of the 2006 letter agreement, Skin Health Properties is required to reimburse us a corresponding amount.

Agreements with Cellogique Corporation

        On November 10, 2005, we entered into a Distribution Agreement with Cellogique Corporation, a corporation controlled by Dr. Obagi. We amended this agreement on October 23, 2006. The agreement granted Cellogique Corporation the exclusive right to promote, market, sell, distribute and sub-distribute certain specified products to customers within the Middle East. The contract includes a product discount of 12.5% off of distributors' base price for investments already made in high-end medical centers and/or retail shops servicing each country in which Cellogique Corporation has customers. The agreement is for a term of 12 years effective January 1, 2006.

Agreements with CNO Chinese Obagi Corporation and VNO Vietnamese Obagi Corporation

        On September 23, 1997, we entered into distributorship agreements with CNO Chinese Obagi Corporation ("CNO") and VNO Vietnamese Obagi Corporation ("VNO"), corporations controlled by Dr. Obagi. These agreements granted CNO and VNO exclusive rights as our distributor in certain U.S. territories targeted to Chinese and Vietnamese populations. Under these agreements, CNO and VNO receive the maximum discount offered to our unrelated customers on our products. The agreements had initial one-year terms, and have been automatically renewed annually under the terms of the agreement. We sold CNO $274,000 worth of our products in 2007, and we did not sell any products to VNO in 2007.

Interest in dermatology clinic customers

        Dr. Obagi owns his own clinic and is a 75% owner of two other dermatology clinics, CNO and VNO that purchase our products. We sold these clinics $698,500 worth of our products in 2007.

Transactions with Austin T. McNamara and affiliated parties

Obligations under investor's rights agreement

        In April 2002, we entered into an Investor's Rights Agreement with our former chairman and chief executive officer, Austin T. McNamara. Subsequently, trusts established by Mr. McNamara, the McNamara Family Irrevocable Trust dated December 17, 2004 and the McNamara Family Trust dated December 27, 2004 (the "Trusts"), became the owners of 1.88 million shares of the Company's common stock owned by Mr. McNamara and parties to the Investor's Rights Agreement. Mr. McNamara resigned as a member of our Board of Directors and as an employee in May 2006 and died in December 2006. The Investor's Rights Agreement contained a repurchase obligation under which we were required to repurchase the shares of the Company held by the Trusts upon the exercise of a repurchase right. Subsequent to Mr. McNamara's resignation, the Trusts exercised this repurchase right. Pursuant to procedures set forth in the Investor's Rights Agreement three valuation firms were retained to prepare valuations of the stock held by the Trusts and the total purchase price was to have been $28.2 million.

        Any obligation we would have to repurchase the trusts' shares was to have been subordinated to our Credit Agreement with Merrill Lynch Capital dated January 28, 2005, as amended, or the Credit Agreement, while the Credit Agreement is in place. The Investor's Rights Agreement contains subordination provisions and the trusts signed an additional subordination agreement in connection with the Credit Agreement pursuant to which they agreed to be subordinated to the loans under the Credit Agreement. On May 18, 2006, the Trusts' exercised the repurchase right contained in the Investor's Rights Agreement to require us to repurchase the shares owned by the Trusts. On November 17, 2006 we tendered promissory notes in the aggregate principal amount of $28.2 million, along with a cash payment of $1.5 million as a partial prepayment of the notes, to the Trusts in order to close on our repurchase of the shares held by the Trusts pursuant to the terms of the Investor's Rights Agreement. The Trusts refused to accept our tender of these payments and refused to tender their shares and close on the repurchase of the shares they hold. As a result, we believe the Trusts were in material breach of their obligations under the Investor's Rights Agreement. Based upon this material breach by the Trusts, as well as for other reasons, we believe we were no longer obligated to repurchase the shares held by the Trusts pursuant to the Investor's Rights Agreement and the right of the Trusts to require us to repurchase the shares had expired and could no longer be enforced against us.

        The Trusts had taken the position that they did not breach their obligations under the Investor's Rights Agreement and that instead we had breached our obligation to repurchase the Trusts' shares under the Investor's Rights Agreement.

        On May 29, 2007, the Company entered into a Settlement and Consent Agreement and Mutual Release (the "Agreement") with the estate of Austin T. McNamara, the Trusts, Lucy B. McNamara, individually and as trustee of the Trusts and as executor of the estate of Austin T. McNamara, and LVG.

        Pursuant to the Agreement, the Company and the McNamara Parties have released each other from all claims they may have against each other, except for claims related to potential taxes and related charges, should they arise, with respect to the past exercise of certain stock options by the Trusts. No payments were made by the parties to each other in connection with the settlement of the claims.

        The settlement includes the release of claims by the McNamara Parties, as described above, that the Company was obligated to purchase the 1.88 million shares of the Company's common stock then owned by the Trusts and all claims related to Mr. McNamara's employment with the Company and the termination of his employment. In connection with the release, the Company has written off a net receivable of approximately $143 for a claimed compensation overpayment to a McNamara Party.

        The McNamara Parties also sold all of their ownership in the Company's stock to an institutional investor in a privately negotiated transaction. As a condition to that transaction, the purchaser of the shares signed the lock-up agreement executed by other Company stockholders in connection with the Company's initial public offering. This lock-up agreement expired on June 12, 2007.

Policies and Procedures for Reviewing, Approving or Ratifying Related Party Transactions

        All related party transactions must be submitted to the audit committee for review, approval or ratification in advance. The audit committee shall hold an in-person or telephonic meeting to determine the disposition of each proposed related party transaction.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal year 2007, such SEC filing requirements were satisfied, except that Messrs. Hummel and Grant did not timely file a Form 4 in connection with a grant of restricted stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of the Compensation Program

        The compensation committee of our Board of Directors has responsibility for establishing, implementing and continually monitoring adherence with our compensation philosophy. One of the objectives of our compensation committee is to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive.

Compensation Goals and Philosophy

        The primary goals of our compensation committee with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, motivate them to achieve our specific annual, long-term and strategic goals, and align their interests with those of the stockholders by rewarding performance meeting and exceeding established goals, with the ultimate objective of improving stockholder value. Our compensation committee evaluated individual executive performance with a goal of setting compensation at levels the committee believes are appropriate taking into account the responsibility and performance of, and compensation paid to, other executives of the Company and to executives at comparable companies. To that end, our compensation committee believes executive compensation packages provided by us to our executives, including the named executive officers, should include both cash and stock-based compensation.

        Historically, our compensation committee did not retain a compensation consultant to review our policies and procedures with respect to executive compensation. Our compensation committee conducted an annual review of the aggregate level of our executive compensation and compared the responsibilities and performance of each of our executives. Our compensation committee sought to align each element of compensation for each executive with that of his or her peer within our executive team based upon the level of responsibilities of, and performance by, each executive. During 2007, management gathered information concerning the compensation paid to executives at what they considered to be comparable public companies and provided such information to our compensation committee. Our compensation committee reviewed such information and took it into account when setting compensation for our executives, but did not consider such information to be a benchmark for setting compensation for our executives. The members of our compensation committee primarily relied on their experience, including management of a private equity fund, in determining the compensation for our executives and believe that the compensation paid to our executives in 2007 was comparable to similar public companies.

        In November 2007, our compensation committee retained a national executive compensation consultant firm, the Compensation Venture Group, Inc., or Compensation Venture Group, to assist the committee in comparing our executive compensation packages to that of our peers. After discussions with the Compensation Venture Group, our compensation committee selected the following 16 companies consisting of our direct competitors having comparable revenue and net income and similar sales and marketing initiatives as our Company.

First Peer Group

• Adams Respiratory Therapeutics • Bare Escentuals Inc. • Barrier Therapeutics Inc. • Bradley Pharmaceutical • Caraco Pharmaceutical Labs	• Dusa Pharmaceuticals Inc. • Emergent Biosolutions Inc. • Enzon Pharmaceuticals Inc. • ICU Medical Inc. • Lifecell Corp. • Medicines Co.	• Medicis Pharmaceutical Corp. • Mentor Corp. • QLT Inc. • Salix Pharmaceuticals Ltd. • United Therapeutics Corp.

        After reviewing the market data from the first peer group, our compensation committee decided to assess and validate such information and ensure that it had a sense of the entire market, so it selected the 85 companies set forth below as a second peer group, consisting of a broader range of companies with comparable revenue and net income as our Company.

Second Peer Group

• Acme Packet Inc.
• Advent Software Inc.
• Advocat Inc.
• Aerovironment Inc.
• AFC Enterprises Inc.
• Allbritton
        Communications Co.
• Ambassadors Group Inc.
• American Oriental Bioengr
• American Science Engineering
• Aristotle Corp.
• Aspect Medical Systems Inc.
• Aspreva
        Pharmaceuticals Corp.
• AT Road Inc.
• Atlantic Tele Network Inc.
• Authorize.Net Holdings Inc.
• Barry (RG) Corp.
• Blackbaud Inc.
• Caraco Pharmaceutical Labs
• China Bak Battery Inc.
• Cirrus Logic Inc.
• Coeur D'Alene Mines Corp.
• Cogent Inc.
• Commvault Systems Inc.
• Concur Technologies Inc.
• Connectics Corp.
• CT Communications Inc.
• Cybex International Inc.
• Digital Insight Corp.
• DSP Group Inc.	• Eagle Bulk Shipping Inc.
• Eagle Test Systems Inc.
• Emcore Corp.
• Emergent Biosolutions Inc.
• Enstar Group Ltd.
• Enzon Pharmaceuticals Inc.
• Epiq Systems Inc.
• Genco Shipping & Trading
• Globalstar Inc.
• Golden Star Resources Ltd.
• Hecla Mining Co.
• Heelys Inc.
• Helix Technology Corp.
• Hittite Microwave Corp.
• Iconix Brand Group, Inc.
• ICU Medical Inc.
• Illumina Inc.
• Imergent Inc.
• Immucor Inc.
• Intralase Corp.
• IPG Photonics Corp.
• ITC Holdings Corp.
• J2 Global
        Communications Inc.
• Laserscope
• LHC Group Inc.
• Liberty Corp.
• Lifecell Corp.
• Medicines Co.
• Monarch Casino &
Resort Inc.	• Net 1 UEPS Technologies Inc.
• NL Industries
• North Pittsburgh Systems
• Optimal Group Inc.
• Palomar Med
        Technologies Inc.
• Quality Systems Inc.
• Quidel Corp.
• Salix Pharmaceuticals Ltd.
• Silverleaf Resorts Inc.
• Sina Corp.
• SJW Corp.
• Sohu.Com Inc.
• Spanish Broadcasting
        Systems Inc.
• Supertex Inc.
• Talx Corp.
• Techne Corp.
• Tassera Technologies Inc.
• True Religion Apparel Inc.
• United Therapeutics Corp.
• Value Line Inc.
• Viropharma Inc.
• Visx Inc.
• Vital Signs Inc.
• Volcom Inc.
• Websense Inc.
• Weyco Group Inc.
• Wheeling Island Gaming Inc.

        Our compensation committee believes that this diverse group of companies sets an appropriate standard against which to measure the compensation packages awarded to our executive officers. In fiscal 2008, our compensation committee will use these peer companies as a guideline when determining the compensation to our executive officers. Our compensation committee will target approximately the sixty-fifth percentile of the compensation paid to the comparable executives of these companies. Our compensation committee chose to target the sixty-fifth percentile because successful execution of our Company's business plan requires a small number of executive officers with superior skills and our compensation committee believes that using the sixty fifth percentile will give us a competitive advantage over the companies we compete with by allowing us to attract and retain the most talented and dedicated executives possible.

Role of Executive Officers in Compensation Decisions

        Our compensation committee makes all of the decisions regarding all compensation for our executive officers and approves recommendations regarding equity awards to all of our officers. Decisions regarding non-equity compensation of other officers are made by Steven R. Carlson, our Chief Executive Officer, within the framework established by our compensation committee.

        The performance of Mr. Carlson is reviewed by our compensation committee, although our compensation committee does ask Mr. Carlson to provide his view concerning his performance. Mr. Carlson annually reviews the performance of each executive officer and the conclusions reached, and the recommendations made by, Mr. Carlson based on these reviews are presented to our compensation committee. Our compensation committee then discusses the reviews and recommendations presented by Mr. Carlson and discusses its own reviews of the performance of the executive officers. Our compensation committee exercises its discretion in deciding the compensation to be paid to each of the executive officers.

Elements of Compensation

        To achieve the compensation committee's objectives, our compensation plan must serve three primary purposes. First, it must be competitive. In 2008, competitive means targeting total compensation, in the aggregate (i.e., including base pay, short-term incentives, long-term incentives and benefits) in a manner that is in line with the sixty-fifth percentile of comparable executives in the peer groups as an initial benchmark. Individual targets are equitably set on the same basis, compared to both peers and internal benchmarks. Secondly, it should provide compensation that varies based on our Company's performance and the individual performance of each executive. Third, it should align each participant's interests with our stockholders. The principal components of executive compensation consist of the following elements:

        Base Salary.    Base salaries are provided to our executives to compensate them for services rendered during the fiscal year. Base salaries for our executives are established based on the scope of their responsibilities and their individual performance. Generally, we believe that executive base salaries should be in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries after taking into account individual responsibilities, performance and experience. For 2007, this review occurred in the first quarter at which time the compensation committee approved a cost of living salary increase of five percent for each of our executive officers, except for David Goldstein, our Executive Vice President, Global Sales and Field Marketing, who received a cost of living and performance increase of 10%. In February 2008, our compensation committee approved an increase in the base salary of Mr. Carlson from $415,000 to $500,000. Our compensation committee increased Mr. Carlson's salary for fiscal 2008 after considering his individual performance and contributions, our overall financial performance and the relevant market data. In addition, in February 2008, our compensation committee granted Mr. Goldstein a four percent increase in his base compensation from $284,000 to $295,360 because it determined that his base salary was below the levels of comparable positions in companies comparable to our Company. Our compensation committee is currently working with the Compensation Venture Group to evaluate the base salaries of our executive officers using the same criteria as it used for Mr. Carlson. This evaluation may result in adjustments to our executive officers' salaries in 2008.

        Annual Bonus.    In August 2007, our compensation committee through a subcommittee approved the Obagi System 2007 Performance Incentive Plan, or the 2007 Plan, an incentive compensation program for fiscal year 2007 under our 2005 Stock Incentive Plan. The 2007 Plan was designed to motivate, retain and reward our employees based on the achievement of corporate revenue and adjusted EBIT (or earnings before interest and taxes adjusted to exclude the impact of non-cash charges relating to the issuance of equity instruments) objectives and individual objectives.

        Eligible participants under the 2007 Plan were full-time employees, including executive officers, who did not participate in sales or other variable incentive pay plans and were employed by us on December 31, 2007 and on the date the amounts were paid under the 2007 Plan. The 2007 Plan superseded any bonus or incentive pay components in offer letters or employment agreements of 2007 Plan participants.

        Our compensation committee established target revenue and adjusted EBIT objectives that were aggressive and were not fully met in fiscal 2007 and no bonuses were awarded to our executive officers under the 2007 Plan for fiscal 2007. If 100% achievement of such target revenue and adjusted EBIT objectives were met, the aggregate Plan pool would have been funded in the amount of $2,075,000. If the revenue and adjusted EBIT objectives were exceeded, an increased amount would have been funded to the 2007 Plan pool, up to 150% of the target 2007 Plan pool. Thirty percent of the Plan 2007 pool would have been related to the revenue objective and 70% of the 2007 Plan pool would have been related to the adjusted EBIT objective. For executives to have earned any bonuses under the 2007 Plan, we had to achieve at least 92.5% of the revenue objective and at least 92.5% of the adjusted EBIT objective.

        In the event that the revenue and adjusted EBIT objectives were sufficiently achieved to fund the 2007 Plan pool, the 2007 Plan participants would have been eligible to receive individual incentive awards as established by our compensation committee based on achievement of individual and in some cases Company objectives and paid out of the 2007 Plan pool. Our compensation committee established individual target bonus amounts calculated as a percentage of the participant's base salary. Eligible participants under the 2007 Plan were full-time employees, including executive officers, who did not participate in sales or other variable incentive pay plans and were employed by us on December 31, 2007 and the date any amount would have been paid under the 2007 Plan. The 2007 Plan superseded any bonus or incentive pay components in offer letters or employment agreements of 2007 Plan participants.

        In April 2008, our compensation committee approved the Obagi System 2008 Performance Incentive Plan, or the 2008 Plan, which is an incentive compensation program for fiscal year 2008 under the 2005 Stock Incentive Plan. It amends and restates and is the successor plan to the 2007 Plan. The 2008 Plan is also designed to motivate, retain and reward our employees based on the achievement of corporate revenue and adjusted EBIT objectives and individual objectives.

        Our compensation committee will establish target revenue and adjusted EBIT objectives. Assuming 100% achievement of the target revenue and adjusted EBIT objectives, the aggregate 2008 Plan pool will be funded in the amount of $2,436,000, an increase from the 2007 Plan's target of $2,075,000. If the revenue and adjusted EBIT objectives are exceeded, an increased amount will be funded to the 2008 Plan pool, up to 150% of the 2008 target Plan pool. Thirty percent of the 2008 Plan pool will relate to the revenue objective and 70% of the 2008 Plan pool will relate to the adjusted EBIT objective. For the 2008 Plan to be funded for executives to earn any bonuses, we must achieve at least 92.5% of the revenue objective and at least 92.5% of the adjusted EBIT objective.

        In the event that the revenue and adjusted EBIT objectives are sufficiently achieved to fund the 2008 Plan pool, the 2008 Plan participants may be eligible to receive individual incentive awards as established by our compensation committee based on achievement of individual and in some cases Company objectives. Such awards will be paid out of the 2008 Plan pool. Our compensation committee established the following individual target bonus amounts calculated as a percentage of the participant's base salary for our executive officers.

Name and Title	Target as a Percentage of Base Salary	Target Bonus Amount

Steven R. Carlson, Chief Executive Officer and President	75%	$375,000

Stephen A. Garcia, Chief Financial Officer	50%	$126,500

David Goldstein, Executive Vice President, Global Sales and Field Marketing	50%	$147,680

Judith C. Hattendorf, Senior Vice President, Product Development	50%	$118,000

Richard J. Kozloski, Vice President, Marketing and Dermatology	50%	$117,500

        Eligible participants under the 2008 Plan are full-time employees, including executive officers, who do not participate in sales or other variable incentive pay plans and are employed by us on December 31, 2008 and on the date any amount is paid under the 2008 Plan, unless such participant is on a leave of absence, disable or deceased. The 2008 Plan supersedes the 2007 Plan and any bonus or incentive pay components in offer letters or employment agreements of 2008 Plan participants, unless otherwise explicitly set forth in the 2008 Plan participants' employment agreements.

        Long-Term Incentive Program.    We believe that positive long-term performance is achieved through an ownership culture that encourages such performance by our executive officers through the use of stock and stock-based awards. Our stock compensation plans have been established to provide certain of our employees, including our executive officers, with incentives to help align those employees' interests with the interests of stockholders and to retain our executives. Our compensation committee believes that the use of stock and stock-based awards offers the best approach to achieving our compensation goals. We have not adopted stock ownership guidelines and our stock compensation plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in the Company.

        Options.    Our 2005 Stock Incentive Plan authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. Our compensation committee is the administrator of the stock option plan. Our compensation committee reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive's existing long-term incentives, and retention considerations. Periodic stock option grants are made at the discretion of the compensation committee to eligible employees and, in appropriate circumstances, the compensation committee considers the recommendations of members of management, such as Mr. Carlson. Stock option grants are also made at the commencement of employment and, occasionally, following a significant change in job responsibilities or to meet other special retention or performance objectives. Stock options granted by us have an exercise price equal to the fair market value of our common stock on the day of grant, typically vest 33% per annum based upon continued employment over a three-year period, and generally expire 10 years after the date of grant. Incentive stock options also include certain other terms necessary to assure compliance with the Internal Revenue Code of 1986, as amended.

        In February 2008, our compensation committee, after considering the individual performance and contributions of Mr. Carlson, our overall financial performance and the relevant market data, approved a stock option grant to Mr. Carlson of 225,000 options at an exercise price of 125% of the fair market value of our common stock on the date of grant. Eleven percent of such options will vest on the first anniversary of the option grant date, 22% on the second anniversary, 33% on the third anniversary, 22% on the fourth anniversary and 12% on the fifth anniversary. The date of grant will be that date in

2008 on which a decision is made with respect to option grants to our senior executive team for their performance in 2007. These performance options are intended to be a long-term incentive for Mr. Carlson to increase stockholder value. It is our compensation committee's present intention that no additional performance option grants be awarded to Mr. Carlson within the next three years. In addition, in February 2008, our compensation committee granted Mr. Goldstein an option to purchase 20,000 shares of our common stock vesting ratably one third on each of the first, second and third anniversaries of the date of grant, at an exercise price of the fair market value of our common stock on the date of grant, because it determined that his equity compensation was below the levels of comparable positions in companies comparable to our Company.

        Stock Appreciation Rights.    Our 2005 Stock Incentive Plan authorizes us to grant stock appreciation rights, or SARs. A SAR represents a right to receive the appreciation in value, if any, of our common stock over the base value of the SAR. The base value of each SAR equals the value of our common stock on the date the SAR is granted. Upon surrender of each SAR, unless we elect to deliver common stock, we will pay an amount in cash equal to the value of our common stock on the date of delivery over the base price of the SAR. SARs typically vest based upon continued employment on a pro-rata basis over a three-year period, and generally expire ten years after the date of grant. Our compensation committee is the administrator of our stock appreciation rights plan. To date, no SARs have been awarded to any of our executive officers. We have the right to convert outstanding SARs into stock options.

        Restricted Stock and Restricted Stock Units.    Our 2005 Stock Incentive Plan authorizes the compensation committee to grant restricted stock and restricted stock units, subject to restrictions which lapse in installments or as our compensation committee deems appropriate. Shares of common stock that are subject to restrictions will be forfeited to and reacquired by us if the recipient's employment or service terminates.

        Our compensation committee does not intend to award restricted stock units to our executive officers every year but did so in 2008 to ensure the continuing commitment of our executives to increase stockholder value as well as in anticipation of competitive retention challenges we may face this year. On February 27, 2008, 32,500 restricted stock units were awarded to our executive officers as follows:

Name and Title	Restricted Stock Unit Awards	Vesting Date

Steven R. Carlson, Chief Executive Officer and President	10,000	May 27, 2009

Stephen A. Garcia, Chief Financial Officer	5,000	May 27, 2009

David Goldstein, Executive Vice President, Global Sales and Field Marketing	7,500	May 27, 2009

Judith C. Hattendorf, Senior Vice President, Product Development	5,000	May 27, 2009

Richard J. Kozloski, Vice President, Marketing and Dermatology	5,000	May 27, 2009

        Performance awards, dividend equivalents, other stock grants and other stock-based awards.    Our 2005 Stock Incentive Plan authorizes the compensation committee to grant cash or stock performance awards based on the achievement of performance goals during performance periods established by the committee, dividend equivalents under which the participant is entitled to receive payments equal to the amount of cash dividends paid by us to holders of shares with respect to a number of shares determined by the committee, other stock grants and other stock-based awards.

        Cash awards.    Our 2005 Stock Incentive Plan authorizes the compensation committee to grant cash awards based upon achievement of certain performance criteria. The agreement for the cash award may contain provisions regarding the target and maximum amount payable to the participant as a cash award, the performance conditions, the timing of any payment earned, restrictions on the alienation or transfer of the cash award prior to actual payment, forfeiture provisions and other terms and conditions determined from time to time by our compensation committee. The maximum amount payable as a cash award granted to any individual under the 2005 Plan for any fiscal year is intended to satisfy the requirements for "performance based compensation" under Section 162(m) of the Code shall not exceed $1 million.

        Other Compensation.    Consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the compensation committee in its discretion may revise, amend or add to the officer's executive benefits and perquisites if it deems it advisable. We believe our benefits and perquisites are currently at median competitive levels for comparable companies. We currently have no plans to change either the employment agreements with our executive officers (except as required by law or as required to clarify the benefits to which our executive officers are entitled as set forth herein) or the levels of benefits and perquisites provided thereunder. We have at times awarded our executives expense paid vacations and watches as recognition for outstanding achievement.

Perquisites and Other Personal Benefits

        The Company may provide its named executive officers with perquisites and other personal benefits that the Company and the compensation committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The compensation committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

        The Company has entered into severance agreements with certain key employees, including the named executive officers. The severance agreements are designed to promote stability and continuity of senior management. Information regarding applicable payments under such agreements for the named executive officers is provided under the heading "Employment Agreements and Potential Payments Made Upon Termination or Change in Control" on page 27. There are currently no other perquisites or other personal benefits provided to the named executive officers.

Tax and Accounting Implications

Deductibility of Executive Compensation

        As part of its role, the compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the management incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers. In this regard, for fiscal 2007, there were no amounts of base salary and cash bonus in excess of $1,000,000 for any named executive officer.

Accounting for Stock-Based Compensation

        Beginning on January 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB Statement 123(R).

Summary Compensation Table

        The following Table set forth information concerning compensation earned for services rendered to the Company by the chief executive officer, the chief financial officer, the Company's next three most highly compensated executive officers for fiscal years 2007 and 2006 other than the Chief Executive Officer and the Chief Financial Officer and the Company's former Executive Vice President, Corporate Development and Operations. Collectively, these are the "Named Executive Officers".

Name and Principal Position	Year	Salary		Option Awards(1)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total

Steven R. Carlson Chief Executive Officer and President	2007 2006	$ $	415,000 400,000	$ $	171,977 7,166	$	— 300,000		— —	$ $	586,977 707,166

Stephen A. Garcia Chief Financial Officer	2007 2006	$ $	250,000 234,500	$ $	93,806 3,909	$	— 100,000	$ $	44,471(2) 12,363(3)	$ $	388,277 350,772

David Goldstein Executive Vice President, Global Sales and Field Marketing	2007 2006	$ $	277,500 253,750	$ $	93,806 3,909	$	— 160,000	$ $	21,148(4) 39,278(5)	$ $	392,454 456,937

Judith C. Hattendorf Senior Vice President, Product Development	2007 2006	$ $	233,250 218,750	$ $	54,720 2,280	$	— 95,000		— —	$ $	287,970 316,030

Richard J. Kozloski Vice President, Marketing and Dermatology	2007 2006	$ $	232,500 91,667(8)	$ $	62,537 2,606	$	— 60,000		— —	$ $	295,037 154,273

Curtis A. Cluff Executive Vice President, Corporate Development and Operations	2007 2006	$ $	294,500 279,250	$ $	89,897 3,909	$	— 140,000	$ $	34,943(6) 11,157(7)	$ $	419,340 434,316

(1)
Amounts shown reflect the expense recognized by Obagi for financial statement reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) "Share-Based Payment" ("SFAS 123R") and do not reflect whether the recipient has actually realized a financial benefit from the award. For information on the assumptions used to calculate the value of the awards, refer to Note 2 to Obagi's consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 4, 2008. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Mr. Garcia received a watch and paid vacation as recognition of his outstanding achievement valued at $39,472 after tax gross up. He also received company contributions under its 401(k) plan.

(3)
Mr. Garcia received Company contributions under its 401(k) plan and reimbursement for an interrupted vacation during our preparation for our initial public offering valued at $7,469 after tax gross up.

(4)
In recognition of Mr. Goldstein's outstanding achievements and his family's support of Mr. Goldstein during 2006, we awarded Mr. Goldstein's wife a watch and paid family vacation, valued at $15,835. Mr. Goldstein also received company contributions under its 401(k) plan.

(5)
Mr. Goldstein received a watch and a paid vacation as recognition of his outstanding achievement valued at $30,983 after tax gross up. He also received company contributions under its 401(k) plan.

(6)
Mr. Cluff received a payment for accrued vacation upon his departure from the Company as of December 31, 2007.

(7)
Mr. Cluff received a watch and paid vacation as recognition of his outstanding achievement. He also received company contributions under its 401(k) plan.

(8)
Mr. Kozloski joined the company on July 1, 2006.

Grants of Plan-Based Awards

        The following table sets forth information regarding grants of stock and option awards made to our Named Executive Officers during fiscal 2007:

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards

Name	Grant Date	Target ($)

Steven R. Carlson	August 3, 2007	$273,000(1)

Stephen A. Garcia	August 3, 2007	$126,500(2)

David Goldstein	August 3, 2007	$142,000(3)

Judith C. Hattendorf	August 3, 2007	$118,000(4)

Richard J. Kozloski	August 3, 2007	$117,500(5)

Curtis A. Cluff	August 3, 2007	—

    (1)
    Mr. Carlson's base salary is $420,000 and he is eligible for a discretionary cash bonus with a target of 75% of his base salary. The cash bonus for 2007 was based on overall financial performance of the Company and personal performance. Mr. Carlson did not receive a cash bonus for 2007.

    (2)
    Mr. Garcia's base salary is $253,000 and he is eligible for a discretionary cash bonus with a target of 50% of his base salary. The cash bonus for 2007 was based on overall financial performance of the Company and personal performance. Mr. Garcia did not receive a cash bonus for 2007.

    (3)
    Mr. Goldstein's base salary is $284,000 and he is eligible for a discretionary cash bonus with a target of 50% of his base salary. The cash bonus for 2007 was based on overall financial performance of the Company and personal performance. Mr. Goldstein did not receive a cash bonus for 2007.

    (4)
    Mrs. Hattendorf's base salary is $236,000 and he is eligible for a discretionary cash bonus with a target of 50% of his base salary. The cash bonus for 2007 was based on overall financial performance of the Company and personal performance. Mrs. Hattendorf did not receive a cash bonus for 2007.

    (5)
    Mr. Kozloski's base salary is $235,000 and he is eligible for a discretionary cash bonus with a target of 50% of his base salary. The cash bonus for 2007 was based on overall financial performance of the Company and personal performance. Mr. Kozloski did not receive a cash bonus for 2007.

Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information regarding outstanding equity awards held by our Named Executive Officers at the end of fiscal 2007:

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)		Option Expiration Date

Steven R. Carlson	138,889 27,778 27,778 36,667	69,445(1) 13,889(2) 13,889(2) 73,333(3)	$ $ $ $	8.40 10.80 14.40 11.00	3/1/2015 10/31/2015 10/31/2015 12/13/2016

Stephen A. Garcia	12,500 19,445 20,000	—(4) 9,722(2) 40,000(3)	$ $ $	8.40 10.80 11.00	3/1/2015 10/31/2015 12/13/2016

David Goldstein	417 41,667 5,556 20,000	— —(4) 2,778(2) 40,000(3)	$ $ $ $	10.00 8.40 10.80 11.00	3/31/2011 3/1/2015 10/31/2015 12/13/2016

Judith C. Hattendorf	1,500 16,667 5,556 11,667	— —(4) 2,778(2) 23,333(3)	$ $ $ $	1.29 8.40 10.80 11.00	9/1/2010 3/1/2015 10/31/2015 12/13/2016

Richard J. Kozloski	13,334	26,666(3)		$11.00	12/13/2016

Curtis A. Cluff	11,111 20,000	— —	$ $	10.80 11.00	10/31/2015 12/13/2016

    (1)
    Options vest 1/3 each year on March 31, 2006, 2007 and 2008.

    (2)
    Options vest 1/3 each year on September 30, 2006, 2007 and 2008.

    (3)
    Options vest 1/3 each year on December 13, 2007, 2008 and 2009.

    (4)
    Options vest 1/3 each year on March 1, 2005, September 30, 2006 and 2007.

    (5)
    Options vest 20% each year on January 28, 2003, 2004, 2005, 2006 and 2007.

Option Exercises and Stock Vested

        The following table sets forth information regarding options exercised and shares of common stock acquired upon vesting by our Named Executive Officers during fiscal 2007:

Option Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)

Steven R. Carlson	—	—

Stephen A. Garcia	—	—

David Goldstein	—	—

Judith C. Hattendorf	—	—

Richard J. Kozloski	—	—

Curtis A. Cluff	25,000	$395,250

Employment Agreements and Potential Payments Upon Termination or Change In Control

        On August 10, 1999, we entered into an employment agreement with David Goldstein, our Executive Vice President Global Sales and Field Marketing. Under the agreement, Mr. Goldstein is entitled to a base salary of $110,000 per year subject to annual cost of living increases or such greater increase as may be approved by our Board of Directors. Under the agreement, Mr. Goldstein was granted an option to purchase 5,000 shares of our common stock at a purchase price of $1.00 per share. In addition, on August 8, 2007, we entered into an amendment to the employment agreement with Mr. Goldstein pursuant to which the Obagi System 2007 Performance Incentive Plan, as described above, replaced and superseded our bonus and incentive plans that Mr. Goldstein was entitled to participate in prior to such amendment. The Obagi System 2008 Performance Incentive Plan described above amended, restated and is the successor plan to the 2007 Performance Incentive Plan.

        Under the agreement, either Mr. Goldstein or we may terminate his employment at any time. If Mr. Goldstein is terminated for cause or terminates his own employment, he is entitled to no severance. Mr. Goldstein is also subject to a confidentiality covenant, a covenant not to solicit any employee to leave our employ during the term of the agreement and three years thereafter and a covenant not to compete with us during the same time period. However, if Mr. Goldstein is terminated without cause, such covenants relating to competition with us lapse on the first anniversary of his termination.

        On August 23, 2000, we entered into an employment agreement with Judith C. Hattendorf, our Senior Vice President, Product Development. Under the agreement, Ms. Hattendorf is entitled to a base salary of $125,000 per year subject to annual cost of living increases or such greater increase as may be approved by our Board of Directors. Under the agreement, Ms. Hattendorf was granted an option to purchase 5,000 shares of our common stock at a purchase price of $1.94 per share. In addition, on August 7, 2007, we entered into an amendment to the employment agreement with Ms. Hattendorf pursuant to which the Obagi System 2007 Performance Incentive Plan, as described above, replaced and superseded our bonus and incentive plans that Ms. Hattendorf was entitled to participate in prior to such amendment. The Obagi System 2008 Performance Incentive Plan described above amended, restated and is the successor plan to the 2007 Performance Incentive Plan.

        Under the agreement, either Ms. Hattendorf or we may terminate her employment at any time. If Ms. Hattendorf is terminated for cause or if she terminates her own employment, she is entitled to no severance. Ms. Hattendorf is also subject to a confidentiality covenant, a covenant not to solicit any employee to leave our employ during the term of the agreement and three years thereafter and a covenant not to compete with us during the same time period. However, if Ms. Hattendorf is terminated without cause, such covenants relating to competition lapse on the first anniversary of her termination.

        On November 30, 2001, we entered into an employment agreement with Curtis Cluff, our former Executive Vice President, Corporate Development and Operations. Under the agreement, Mr. Cluff was entitled to a base salary of $200,000 per year subject to annual cost of living increases or such greater increase as may have been approved by our Board of Directors. Under the agreement, Mr. Cluff was granted an option to purchase 75,000 shares of our common stock at a purchase price of the then-current fair market value of our common stock. In addition, on August 9, 2007, we entered into an amendment to the employment agreement with Mr. Cluff pursuant to which the Obagi System 2007 Performance Incentive Plan, as described above, replaced and superseded our bonus and incentive plans that Mr. Cluff was entitled to participate in prior to such amendment.

        Under the agreement, either Mr. Cluff or we could have terminated his employment at any time. If Mr. Cluff were terminated for cause or terminated his own employment, he would have been entitled to no severance. If Mr. Cluff were terminated without cause, then he would have been entitled to six months of his base salary.

        On September 7, 2007, we and Mr. Cluff entered into a separation agreement and general release, or the Separation Agreement, pursuant to which Mr. Cluff's employment relationship with us ended on December 31, 2007; provided, however, that if Mr. Cluff resigned on an earlier date or in the event that Mr. Cluff failed to perform his assigned duties to our reasonable satisfaction, then we would have been able to terminate his employment on an earlier date. During the transition period, Mr. Cluff continued to receive his then-current salary and benefits and Mr. Cluff transitioned his duties and responsibilities to others. Mr. Cluff released and discharged any claims that he may have had as of the date of the Separation Agreement against us and our current and former owners, stockholders, employees, agents, attorneys, representatives, related companies, assigns as well as other related parties. The Separation Agreement also required Mr. Cluff to maintain the confidentiality of all of our confidential and proprietary information and contained the agreement of Mr. Cluff to execute a lock-up agreement to the extent requested by us. Mr. Cluff terminated his employment as of December 31, 2007 and executed and delivered a second separation agreement and general release, and as a result we paid him a transition success payment of $49,666.68 pursuant to the terms of the Separation Agreement.

        On June 13, 2003, we entered into an employment agreement with Stephen A. Garcia, our Chief Financial Officer. Under the agreement, Mr. Garcia is entitled to a base salary of $125,000 per year subject to annual cost of living increases or such greater increase as may be approved by our Board of Directors. In addition, on August 6, 2007, we entered into an amendment to the employment agreement with Mr. Garcia pursuant to which the Obagi System 2007 Performance Incentive Plan, as described above, replaced and superseded our bonus and incentive plans that Mr. Garcia was entitled to participate in prior to such amendment. The Obagi System 2008 Performance Incentive Plan described above amended, restated and is the successor plan to the 2007 Performance Incentive Plan.

        On March 24, 2008 we entered into a letter agreement with Stephen A. Garcia regarding the transition arrangements related to his resignation, or the Transition Agreement, pursuant to which Mr. Garcia's employment relationship with us will end on July 15, 2008, unless earlier terminated by Mr. Garcia or us for any reason. During this period, Mr. Garcia will continue to receive his current salary and benefits. If Mr. Garcia remains employed through July 15, 2008, performs his transitional duties to our satisfaction and executes and delivers the separation agreement and general release, we will pay Mr. Garcia a transition success payment equal to one year of pay at his current rate of compensation of $253,000. Such transitional success payment will be payable over a period of one year in equal installments on our normal payroll schedule, less all normal payroll deductions. Mr. Garcia will not be an employee during the period that these payments are made. In addition, Mr. Garcia will be eligible, at the Chief Executive Officer's sole discretion, to have all of his stock options that would have vested between July 15, 2008 and December 31, 2008 to be fully vested and immediately exercisable as of July 15, 2008. Pursuant to the Transition Agreement, Mr. Garcia will release and discharge any claims that he may have as of July 15, 2008 against us and our current and former owners, stockholders, employees, agents, attorneys, representatives, related companies, assigns as well as other related parties. The Transition Agreement also requires Mr. Garcia to maintain the confidentiality of all our confidential and proprietary information.

        On March 1, 2005, we entered an employment agreement with Steven R. Carlson, our Chief Executive Officer. Under the agreement Mr. Carlson is entitled to a base salary of $300,000 per year or such greater amount as the Board or compensation committee thereof may determine. Mr. Carlson is entitled to relocation assistance in the amount of $100,000. Under the agreement, Mr. Carlson was granted a non-qualified option to purchase 208,334 shares of our common stock at fair market value. The option vests annually over three years. In addition, on August 6, 2007, we entered into an amendment to the employment agreement with Mr. Carlson pursuant to which the Obagi System 2007 Performance Incentive Plan, as described above, replaced and superseded our bonus and incentive plans that Mr. Carlson was entitled to participate in prior to such amendment. The Obagi System 2008 Performance Incentive Plan described above amended, restated and is the successor plan to the 2007 Performance Incentive Plan.

        On March 3, 2008, we entered into an amendment to the employment agreement with Mr. Carlson, effective as of March 1, 2008. The Amendment increased Mr. Carlson's base salary to $500,000 per year or such greater amount as the compensation committee may from time to time determine; increased Mr. Carlson's annual bonus to up to 75% of his base salary based upon achievement of certain Company and individual targets; provided for a future grant of non-qualified options to purchase a total of an additional 225,000 shares of the Company's common stock, which vests over five years, at an exercise price of 125% of the fair market value of the Company's common stock on the date of the grant; and extended the term of Mr. Carlson's employment agreement until the occurrence of an event of termination.

        If Mr. Carlson's employment is terminated without cause, he will be entitled to 18 months of his base salary and if he elects to continue his health coverage under COBRA we will pay Mr. Carlson's monthly premium as is consistent with senior executive COBRA coverage. If Mr. Carlson had been terminated without cause on December 31, 2007, pursuant to the amendment described above, he would have received benefits worth $750,000 under the terms of this agreement. In addition, if Mr. Carlson's employment is terminated without cause, the vesting of his unvested options will be accelerated by 12 months. If Mr. Carlson's employment is terminated or if he terminates his employment due to a change in control, he will be entitled to the same severance benefits as above contingent upon his execution of a general release. Mr. Carlson is subject to a confidentiality covenant and a covenant not to solicit any employee to leave our employ during the term of the agreement and 18 months thereafter, and a covenant not to compete with us during the same period.

        On August 29, 2006, we entered into severance agreements with four of our executive officers: Curtis A. Cluff, our former Executive Vice President, Corporate Development and Operations, Stephen A. Garcia, our Chief Financial Officer, David Goldstein, our Executive Vice President, Global Sales and Field Marketing, and Judith Hattendorf, our Senior Vice President, Product Development.

        Each of the severance agreements provides that if the officer's employment with us is terminated within 12 months following a change in control without cause or by the officer with good reason, the officer will be entitled, upon execution of a release in a form acceptable to us, an amount equal to

100% of the officer's then current annual base salary, payable over 12 consecutive months. For purposes of the severance agreements:

  •
  change in control is defined as the acquisition by any person or entity of securities representing 50% or more of the combined voting power of our then outstanding securities; the nomination or election, during any consecutive 24-month period, of new members of our Board so that the individuals who constitute the majority of our Board at the beginning of the 24-month period or individuals subsequently elected by individuals who constituted a majority of the members of the Board at the beginning of the 24-month period, cease to constitute a majority at the end of the 24-month period; a merger or consolidation with another entity that results in less than 50% of our voting securities remaining outstanding after the merger or consolidation; the sale or other disposition of all or substantially all of our assets;

  •
  cause is defined as any act or omission that constitutes cause under any of our policies or employment agreements in existence between us and the officer; a dishonest, illegal or wrongful act involving fraud, misrepresentation, moral turpitude or misappropriation which causes damage to our business by the officer; the willful absence from employment or failure or refusal to perform duties by the officer; or the officer's willful failure or refusal to perform specific lawful directives we may give;

  •
  good reason is defined as a default in our obligation to pay compensation to the officer when it is due (if not cured within 30 days of written notice); failure by us to comply in any material respect with any provision of any existing written employment agreement between us and the officer (if not cured within 30 days of written notice); a material diminution in the officer's compensation, benefits, title, authority, responsibilities or status without the officer's consent (if not cured within 30 days of written notice); or the move of the officer's workplace more than 50 miles.

        If Mr. Garcia's employment terminated pursuant to a change in control, as defined in the severance agreement described above, as of December 31, 2007, Mr. Garcia would have received $253,000, payable over 12 consecutive months. If Mr. Goldstein's employment terminated pursuant to a change in control, as defined in the severance agreement described above, as of December 31, 2007, Mr. Goldstein would have received $284,000, payable over 12 consecutive months. If Ms. Hattendorf's employment terminated pursuant to a change in control, as defined in the severance agreement described above, as of December 31, 2007, Ms. Hattendorf would have received $236,000, payable over 12 consecutive months.

Director Compensation

        Members of the Board of Directors who are not our employees will be entitled to receive annual retainers of $30,000. The chair of our audit committee, Mr. Grant, will be entitled to receive an additional annual retainer of $10,000. The chair of our nominating/corporate governance committee, Mr. Hummel, and the chair of our compensation committee, Mr. Badie, each will be entitled to receive an additional annual retainer of $5,000. In addition, all members of the Board of Directors who are not our employees receive $1,500 for each Board meeting attended in person and $500 for each Board meeting attended via telephone. Each member of the committees of our Board of Directors who are not our employees receive $500 for each committee meeting attended in person and $500 for each committee meeting attended via telephone. Any new non-employee Director who has not been in our prior employ will receive an initial grant of restricted stock with a fair market value of $30,000 on the date such individual joins the Board of Directors. In addition, each non-employee Director will be entitled to receive an annual grant of restricted stock with a fair market value of $30,000.

        Under these arrangements, we paid the members of the Board of Directors who are not our employees the following compensation during the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Total

Steven R. Carlson	—	—	—

Albert J. Fitzgibbons III	$46,177	$25,232	$71,409

John A. Bartholdson	$45,677	$25,232	$70,909

John H. Duerden	—	$1,562	$1,562

Edward A. Grant	$96,445	$40,078	$136,523

Albert F. Hummel	$85,446	$40,078	$125,524

Ronald P. Badie	$93,083	$40,078	$133,161

Bradley J. Hoecker	$42,177	$44,491	$86,668

    (1)
    For purposes of determining director compensation, the term of office for directors begins in June and ends the following June, which does not coincide with Obagi's January through December fiscal year. Cash amounts included in the table above represent the portion of the annual retainers elected to be received in cash, committee chair fees, lead independent director fees and additional meeting fees earned with respect to service during Obagi's 2007 fiscal year.

    (2)
    The dollar amounts shown for stock awards represents the dollar amount of those awards recognized for financial statement reporting purposes with respect to fiscal 2007 in compliance with SFAS 123R for stock options and restricted stock awards that vested in fiscal 2007. These amounts reflect Obagi's accounting expense for these awards and do not correspond to the actual value that may be recognized by the directors with respect to these awards. For information on the assumptions used to calculate the value of the awards, refer to Note 2 to Obagi's consolidated financial statements in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on March 4, 2008. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. See "Additional Information About Non-Employee Director Equity Awards" below.

    (3)
    The aggregate number of shares of restricted stock held by each director as of December 31, 2007 is as follows: Mr. Fitzgibbons—2,563; Mr. Bartholdson—2,563; Mr. Duerden—1,779; Mr. Grant—1,023; Mr. Hummel—1,023; and Mr. Badie—834.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company's annual meeting proxy statement on Schedule 14A for the year ended December 31, 2007.

COMPENSATION COMMITTEE Ronald P. Badie, Chairman Edward A. Grant Albert F. Hummel

REPORT OF THE AUDIT COMMITTEE

        Under the guidance of a written charter adopted by the Board of Directors, the purpose of the audit committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the audit committee include appointing and determining the compensation of the independent registered public accounting firm. Each of the members of the audit committee meets the independence requirements of Nasdaq.

        Management has primary responsibility for the system of internal control over financial reporting and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards.

        In this context and in connection with the audited financial statements contained in the Company's Annual Report on Form 10-K, the audit committee:

  •
  reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2007 with the Company's management and the independent registered public accounting firm;

  •
  discussed with PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement of Auditing Standards No. 90, Audit Committee Communications;

  •
  reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the independent registered public accounting firm their independence, and concluded that the non-audit services performed by PricewaterhouseCoopers LLP are compatible with maintaining their independence;

  •
  based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC; and

  •
  instructed the independent registered public accounting firm that the Audit Committee expects to be advised if there are any subjects that require special attention.

AUDIT COMMITTEE Edward A. Grant, Chairman Ronald P. Badie Albert F. Hummel

Principal Accountant Fees and Services

        The audit committee has appointed PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008.

        The following table shows the fees paid or accrued by the Company for the audit and other services provided by PricewaterhouseCoopers LLP for fiscal 2006 and 2007.

	2006	2007
Audit Fees(1)	$2,026,665	$1,238,166
Audit-Related Fees(2)	1,100	49,575
Tax Fees(3)	203,357	333,133
All other Fees(4)	—	5,300

Total	$2,231,122	$1,626,174

        The audit committee has delegated to the chair of the audit committee the authority to pre-approve audit-related and non-audit services not prohibited by law to be performed by the Company's independent registered public accounting firm and associated fees, provided that the Chair shall report any decision to pre-approve such audit-related or non-audit services and fees to the full audit committee at its next regular meeting. During the year ended December 31, 2007, all services, audit and non-audit related were approved by the audit committee.

(1)
Audit fees represent fees for professional services provided in connection with the audit of the Company's financial statements and review of the Company's quarterly financial statement and audit services provided in connection with other statutory or regulatory filings. In 2006, audit fees also included fees for professional services provided in connection with the Registration Statement filed with the SEC in connection with the Company's initial public offering.

(2)
During fiscal 2006 and 2007, audit-related fees principally include consulting fees related to Section 404 of the Sarbanes-Oxley Act and for professional services provided in connection with the Registration Statement filed with the SEC in connection with the Company's registered public offering completed in October 2007, respectively.

(3)
For fiscal 2006 and 2007, respectively, tax fees principally included tax compliance fees of $157,950 and $170,250, and tax advice and tax planning fees of $45,407 and $162,883.

(4)
There were no fees billed to us that were not reported above under "Audit Fees," "Audit-Related Fees" and "Tax Fees" for the year ended December 31, 2006. For the year ended December 31, 2007, all other fees principally included license fees for accounting research tools.

PROPOSAL 1—ELECTION OF DIRECTORS

        At the Annual Meeting, the stockholders will vote on the election of the directors to serve until the annual meeting of stockholders in 2008 and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. The Board of Directors has unanimously nominated Messrs. Carlson, Fitzgibbons, Bartholdson, Duerden, Grant, Hummel and Badie for election to the Board of Directors. The nominees have indicated that they are willing and able to serve as directors. If any of the directors becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The Directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.

        The Board of Directors recommends a vote "for" the election of Messrs. Carlson, Fitzgibbons, Bartholdson, Duerden, Grant, Hummel and Badie. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of Messrs. Carlson, Fitzgibbons, Bartholdson, Hoecker, Grant, Hummel and Badie.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        At the Annual Meeting, the stockholders will be asked to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008. PricewaterhouseCoopers LLP was the Company's independent registered public accounting firm for the fiscal year ended December 31, 2007 and has been the Company's auditors since 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

        The Board of Directors recommends a vote "for" the ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2008.

OTHER MATTERS

        As of the time of preparation of this Proxy Statement, neither the Board of Directors nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

        The Company's Bylaws provide that advance notice of a stockholder's proposal must be delivered to the Secretary of the Company at the Company's principal executive offices not less than 90 or more than 120 days prior to the anniversary of the mailing date of the proxy materials for the previous year's annual meeting. However, the Bylaws also provide that in the event that no annual meeting was held in the previous year or the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the date contemplated at the time of the previous year's proxy statement, this advance notice must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Each stockholder's notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and appropriate biographical information and a statement as to the qualification of the nominee; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner and (ii) the number of shares of the Company's Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner.

        A copy of the full text of the provisions of the Company's Bylaws dealing with stockholder nominations and proposals is available to stockholders from the Secretary of the Company upon written request.

        Under the rules of the SEC, stockholders who wish to submit proposals for inclusion in the Proxy Statement of the Board of Directors for the 2009 Annual Meeting of Stockholders must submit such proposals so as to be received by the Company at 310 Golden Shore, Long Beach, CA 90802, attention: Corporate Secretary on or before January 9, 2009. In addition, if the Company is not notified by February 9, 2009 of a proposal to be brought before the 2009 Annual Meeting by a stockholder, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

By Order of the Board of Directors
STEVEN R. CARLSON Chief Executive Officer

Long Beach, California
May 9, 2008

OBAGI MEDICAL PRODUCTS, INC.

Proxy Solicited by the Board of Directors
for the Annual Meeting of Stockholders
to be Held June 10, 2008

        The undersigned hereby appoints Albert J. Fitzgibbons III and Steven R. Carlson or any one of them with full power of substitution, proxies to vote at the Annual Meeting of Stockholders of Obagi Medical Products, Inc. (the "Company") to be held on June 10, 2008 at 10:00 a.m., local time at the Westin Long Beach, Melbourne Room, 333 East Ocean Blvd., Long Beach, California 90802, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of Common Stock of the Company held or owned by the undersigned as directed on the reverse side of this proxy card, and in their discretion upon such other matters as may come before the meeting.

        1.     To elect the following seven (7) nominees as directors, to hold office until the 2009 Annual Meeting of Stockholders and until their successors are elected and qualified:

Steven R. Carlson
Albert J. Fitzgibbons III
John A. Bartholdson
John H. Duerden
Edward A. Grant
Albert F. Hummel
Ronald P. Badie

FOR All nominees listed (except as indicated below)	WITHHOLD AUTHORITY to vote (as to all nominees)

        To withhold authority to vote for any individual nominee, write the nominee's name on the line provided below.

        2.     To ratify the appointment of PricewaterhouseCoopers LLP as the Company's registered public accounting firm for the fiscal year ending December 31, 2008.

For	Against	Abstain

The Board recommends that you vote FOR the above proposals. This proxy, when properly executed, will be voted in the manner directed above. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ABOVE PROPOSALS. This proxy may be revoked by the undersigned at any time, prior to the time it is voted by any of the means described in the accompanying proxy statement.

Signature(s) of Stockholder(s)

Date and sign exactly as name(s) appear(s) on this proxy. If signing for estates, trusts, corporations or other entities, title or capacity should be stated. If shares are held jointly, each holder should sign.
Date: , 2008

PLEASE COMPLETE, DATE AND SIGN THIS PROXY
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

QuickLinks

OBAGI MEDICAL PRODUCTS, INC.
YOUR VOTE IS IMPORTANT!
Obagi Medical Products, Inc. 310 Golden Shore Long Beach, CA 90802 (562) 628-1007
2008 ANNUAL MEETING OF STOCKHOLDERS
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
NOMINEES AND CONTINUING DIRECTORS
EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
DIRECTOR NOMINATIONS
COMMUNICATIONS WITH DIRECTORS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CODE OF ETHICS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
REPORT OF THE AUDIT COMMITTEE
PROPOSAL 1—ELECTION OF DIRECTORS
PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING